Exhibit 4.B

JOINDER TO AMENDED AND RESTATED SUBSIDIARY

PLEDGE AND SECURITY AGREEMENT

The undersigned, CIRI Alaska Tourism Corporation, an Alaska corporation, as of August 31, 2016, hereby joins in the execution of that certain Amended and Restated Subsidiary Pledge and Security Agreement dated as of December 22, 2014 (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the “Subsidiary Security Agreement”) among GLOBAL EXPERIENCE SPECIALISTS, INC., GES EVENT INTELLIGENCE SERVICES, INC. and each other Person that becomes a Guarantor thereunder after the date and pursuant to the terms thereof, to and in favor of JPMorgan Chase Bank, N.A., as Agent.  Capitalized terms used but not defined herein have the meanings given them in the Subsidiary Security Agreement.  By executing this Joinder to Subsidiary Security Agreement (this “Joinder”), the undersigned hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Agent and the Lenders and (to the extent specifically provided in the Subsidiary Security Agreement) their Affiliates, a security interest in all of such Guarantor’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations. Notwithstanding any of the other provisions set forth herein, this Joinder to Amended and Restated Subsidiary Pledge and Security Agreement shall not constitute a grant of a security interest in (and the term “Collateral” shall not include) (i) the Excluded Stock and (ii) Unrestricted Subsidiary Stock.

1.The undersigned represents and warrants to the Agent and the other Lenders as of the date hereof that:

(a)Title, Authorization, Validity and Enforceability.  The Guarantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6 of the Subsidiary Security Agreement, and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto.  The execution and delivery by the Guarantor of this Joinder has been duly authorized by proper corporate proceedings, and this Joinder constitutes a legal, valid and binding obligation of the Guarantor and creates a security interest which is enforceable against the Guarantor in all now owned and hereafter acquired Collateral to the extent governed by Articles 8 and 9 of the New York UCC.  When financing statements have been filed in the appropriate offices against the Guarantor in the locations listed on Exhibit “D”, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing under the New York UCC, subject only to Liens permitted under Section 6.15 (i) - (v) and (vii) – (ix) of the Credit Agreement.

(b)Conflicting Laws and Contracts.  Neither the execution and delivery by the Guarantor of this Joinder, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Guarantor, (ii) violate the Guarantor’s certificate of incorporation or by-laws, (iii) violate the provisions of any indenture, instrument or agreement to which the Guarantor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default could not reasonably be expected to result in a Default under Section 7.5 of the Credit Agreement or a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien pursuant to the terms of any material indenture, instrument or agreement to which the Guarantor is a party or is subject, or by which it, or its property, is bound  (other than any Lien of the Agent on behalf of the Lenders).

(c)Type and Jurisdiction of Organization.  The Guarantor is a corporation organized under the laws of Alaska.

(d)Principal Location.  The Guarantor’s mailing address and the location of its place of business (if it has only one) or its chief executive office (if it has more than one place of business), as of the date hereof, are disclosed in Exhibit “A”; the Guarantor has no other places of business as of the date hereof except those set forth in Exhibit “A”.

(e)Property Locations.  The Inventory, Equipment and Fixtures are located solely at the locations described in Exhibit “A”.  All of said locations are owned by the Guarantor except for locations (i) which are leased by the Guarantor as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit “A”, with respect to which Inventory the Guarantor has, to the extent requested by the Agent, delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to the Lenders to protect the Agent’s security interest in such Inventory.

(f)No Other Names.  Except as set forth on Schedule 3.6 hereto, the Guarantor has not conducted business under any name in the last five (5) years except the name in which it has executed this Joinder, which is the exact name as it appears in the Guarantor’s organizational documents, as amended, as filed with the Guarantor’s jurisdiction of organization.

(g)Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of the Guarantor relating thereto and in all invoices and reports with respect thereto furnished to the Agent by the Guarantor from time to time.  As of the time when each Account or each item of Chattel Paper arises, the Guarantor shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

(h)Filing Requirements.  None of the Equipment is covered by any certificate of title, except for the vehicles described in Part A of Exhibit “B”.  None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) the vehicles described in Part B of Exhibit “B,” and (ii) patents, trademarks and copyrights held by the Guarantor and described in Part C of Exhibit “B.”

(i)No Financing Statements.  Except as set forth on Schedule 3.9 hereto, no financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Guarantor as debtor has been filed in any jurisdiction except financing statements naming the Agent as the secured party and financing statements filed from time to time in connection with Liens permitted under Section 4.1.6.

(j)Federal Employer Identification Number.  The Federal employer identification number of the Guarantor is 91-1806873.

(k)State Organization Number.  The State organization number of the Guarantor is 60827D.

(l)Pledged Securities and Other Investment Property.  Exhibit “C” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property constituting Collateral that were delivered to the Agent, which are all of the Instruments, Securities and Investment Property constituting Collateral owned by the Guarantor as of the date hereof other than the Pledged Shares.  The Guarantor is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit “C” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Lenders hereunder and Liens permitted under Section 4.1.6.

(m)  Pledged Shares.  The Guarantor is the direct and beneficial owner of the Pledged Shares listed on Exhibit “E” as being owned by it, free and clear of any Liens, except for the security interest granted to the Agent for the benefit of the Lenders hereunder and Liens permitted under Section 4.1.6.  The Guarantor further represents and warrants that (i) all such Pledged Shares have been (to the extent such concepts are relevant with respect to such Pledged Shares) duly and validly issued, are fully paid and non‑assessable, and (ii) with respect to any Pledged Shares delivered to the Agent representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such Pledged Shares are not Securities, the Guarantor has so informed the Agent so that the Agent may take steps to perfect its security interest therein as a General Intangible.

2.This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The Joinder shall become effective when the Agent shall have received counterparts of this Joinder that, when taken together, bear the signatures of the Guarantor and the Agent.

3.Except as expressly supplemented hereby, the Subsidiary Security Agreement shall remain in full force and effect.

4.THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

5.All communications and notices hereunder shall be in writing and given as provided in Section 9.1 of the Subsidiary Security Agreement.  All communications and notices hereunder to the Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned and the Agent have duly executed this Joinder as of the day and year first above written.

CIRI ALASKA TOURISM CORPORATION

By:	/s/ Ellen M. Ingersoll
Name:	Ellen M. Ingersoll
Title:	Vice President

By:	/s/ Elyse A. Newman
Name:	Elyse A. Newman
Title:	Treasurer

Address:	/ c/o Viad Corp
1850 N Central Ave, Suite 1900
Phoenix, AZ 85004-4565

[signature page to Joinder to Subsidiary Security Agreement]

JPMorgan Chase Bank, N.A., as Agent

By:	/s/ Laura Woodward
Name:	Laura Woodward
Title:	Vice President

[signature page to Joinder to Subsidiary Security Agreement]